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EXHIBIT 5.0

     [Letterhead of Gordon & Rees LLP]

June 26, 2001

WD-40 Company
1061 Cudahy Place
San Diego, California 92110

Gentlemen:

You have requested our opinion as counsel for WD-40 Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 276,488 shares of its $.001 par value common stock issued in connection with the Company's acquisition of all of the outstanding capital stock of HPD Holdings Corp., a Delaware corporation, pursuant to that certain Stock Purchase Agreement dated March 26, 2001.

We have examined the Company's Registration Statement on Form S-3 with the Securities and Exchange Commission ("Registration Statement"). We further have examined the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware, the By-Laws and the minute books of the Company, the form of stock certificate and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

Based on the foregoing, it is our opinion that all of the shares of the Company's common stock covered by the prospectus included within the Registration Statement have been legally and validly issued and are presently outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                      GORDON & REES LLP

                      /s/ Richard T. Clampitt
                      Richard T. Clampitt

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EXHIBIT 5.0